Exhibit 10.2

STOCK PURCHASE AGREEMENT

This Stock Purchase Agreement (“Agreement”) is made and entered into as of May 12, 2023 (“Effective Date”), between BriaCell Therapeutics Corp. (“Company” or the “Company”) and Prevail Partners, LLC (“Prevail Partners”), Tax ID# 27-0256095. Company and Prevail Partners are collectively referred to herein as the “Parties.”

WITNESSETH

WHEREAS, Company identifies and develops proprietary pharmaceutical products and transitions them from basic research (discovery) through clinical trials;

WHEREAS, Company and Prevail InfoWorks, Inc. (“InfoWorks”), an affiliate of Prevail Partners, have contemporaneously executed a Master Service and Technology Agreement (“MSTA”), pursuant to which agreement the Company has engaged InfoWorks to provide technologies and services in a Phase 3, Randomized, Open-label Study Comparing the Bria-IMT regimen in combination with PD-1 Inhibition vs Physician’s Choice of Treatment in Metastatic Breast Cancer Patients (the “Clinical Trial”); and

WHEREAS, Prevail Partners desires to purchase equity securities of the Company and the Company desires to issue and sell such securities to Prevail Partners in the form of Common Shares, on the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the mutual agreements, promises, and undertakings hereinafter set forth, the Company and Prevail Partners agree as follows:

1. Stock Purchase. Prevail Partners agrees to purchase US$4,000,000 worth of shares of Company’s Common Stock (collectively, the “Shares”) at a price per share that shall be equal to a premium of 20.0% above the volume-weighted average price (“VWAP”) of the common shares of the Company on the Nasdaq Stock Exchange (“Nasdaq”) for the thirty (30) trading days immediately preceding the Effective Date, calculated by dividing the total dollar value of the shares of the Company traded on the Nasdaq through the period by the total number of shares traded on the Nasdaq through the relevant period, to five decimal places (the “Share Price”). Notwithstanding the foregoing in no event shall the Shares be sold at a price per Share that is lower than the “Minimum Share Price.”1 In consideration for a cash payment of US$4,000,000 by Prevail Partners (the “Purchase Payment”), the Company shall issue to Prevail Partners such number of shares of its Common Stock that equals the Purchase Payment divided by the higher of the Share Price or Minimum Share Price. Prevail Partners will make the Purchase Payment to Company within five (5) business days after the signing of the MSTA for the Clinical Trial and Company’s payment of the Upfront Payment for Direct Expenses to InfoWorks pursuant to the payment schedule in Statement of Work No. 1, which is incorporated by reference into the MSTA.

1 “Minimum Share Price” means the lower of (i) the closing price (as reflected on Nasdaq.com) prior to the date of entry into this agreement or (ii) the average closing price of the Company’s Common Stock (as reflected on Nasdaq.com) for the five trading days immediately preceding the signing of this agreement.

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Prevail Partners may, if separately agreed to in writing by the Parties, make the Purchase Payment directly to InfoWorks in satisfaction of invoices or any portions thereof for the aforementioned Upfront Payment issued to the Company by InfoWorks pursuant to the MSTA.

The Company shall issue the Shares to Prevail Partners contemporaneously with the Purchase Payment, with such Purchase Payment being made by cash consideration or in exchange for debt (i.e., services already rendered to the Company). No later than thirty (30) business days after the Purchase Payment, Company shall deliver to Prevail Partners a certificate representing the purchased Shares, which may be in electronic format. As holder of the Shares, Prevail Partners shall be entitled to all of the same rights and privileges, including, without limitation, dividends and voting rights, as other holders of Company stock of the same class.

Prevail Partners acknowledges and understands that the Shares will be subject to resale restrictions under applicable U.S. and Securities laws and that as the purchaser of the Shares, Prevail Partners, and not the Company, is responsible for compliance with applicable resale restrictions or hold periods and will comply with all relevant securities laws in connection with any resale of the Shares.

Prevail Partners acknowledges and agrees that they are purchasing the Shares pursuant to an exemption from any prospectus, registration or similar requirements under applicable U.S. and Canadian securities laws, and that the offer, sale and delivery of the Shares to Prevail Partners is conditional upon such offer, sale and deliver being exempt from the requirements under applicable securities laws requiring the filing of a prospectus in connection with the distribution of the Shares or upon the issuance of such rulings, orders, consents or approvals as may be required to permit such sale without the requirement of filing a prospectus.

2. Notices. Notifications in connection with this Agreement shall be given or made in accordance with the requirements below. Any notice required or permitted to be given hereunder by either party hereunder shall be in writing and may be delivered personally or by a reputable overnight delivery service, or sent by registered or certified mail, return receipt requested, postage prepaid to the following addresses:

If to Prevail Partners: Prevail Partners, LLC, 211 North 13th Street, Suite 600, Philadelphia, PA 19107 USA. Attention: Patrick Keenan, Managing Director.

If to Company: BriaCell Therapeutics Corp., 2929 Arch Street, 3rd Floor, Philadelphia, PA 19104 USA. Attention: William V. Williams, MD, FACP, President & CEO.

Notices shall be effective upon receipt.

3. Representations and Warranties of the Company. The Company hereby represents and warrants to Prevail Partners that:

(a)	Except as previously disclosed in the Company’s public securities filings, there is not pending or, to the best knowledge of the Company, threatened any suit, action or proceeding against or affecting the Company that would reasonably be expected to materially and adversely affect the business, operations, properties, assets, or condition, financial or otherwise, of the Company;

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(b)	The Company has all requisite power and authority to enter into and perform this Agreement and to deliver the Shares hereunder. All corporate action on the part of Company necessary for the execution of this Agreement, for the performance of Company’s obligations hereunder and for the sale of the Shares has been taken, and no further consents, licenses, permissions, authorizations, registrations, or qualifications from or with any party or any governmental entity, other than customary Toronto Stock Exchange (“TSX”) and Nasdaq approvals and certain post-close filings to be made by the Company with securities regulators, are necessary for the Company to execute this Agreement, perform its obligations hereunder and deliver the Shares to Prevail Partners. This Agreement is duly executed and delivered by the Company and constitutes a legal, valid, and binding obligation of the Company, enforceable against the Company in accordance with its terms;

(c)	The issuance and sale of the Shares to Prevail Partners is subject to applicable customary TSX and Nasdaq approvals, which the Company will use commercially reasonable efforts to obtain; and

(d)	The Shares as delivered to Prevail Partners shall be duly and validly issued, fully paid and non-assessable, and free of all liens and encumbrances.

4. Representations and Warranties of Prevail Partners. Prevail Partners hereby represents and warrants to the Company that:

(a)	It is an accredited investor, within the meaning of applicable U.S. and Canadian securities laws, and has all requisite power and authority to enter into and perform this Agreement. All corporate action on the part of Prevail Partners necessary for the execution of this Agreement, for the performance of Prevail Partners’ obligations hereunder and for the purchase of the Shares has been taken, and no further consents, licenses, permissions, authorizations, registrations, or qualifications from or with any party or any governmental entity are necessary for Prevail Partners to execute this Agreement and perform its obligations hereunder;

(b)	It is aware that the Shares are “restricted securities,” as such term is defined in Rule 144 (“Rule 144”) promulgated under the Securities Act of 1933, as amended (the “Securities Act”), and they may not be sold pursuant to Rule 144 unless all of the conditions of Rule 144 are met. Prevail Partners understands that the Company has no obligation to register or qualify any of its securities or to take any action or provide any information necessary to the availability of any such exemption;

(c)	It is aware that Prevail Partners’ ability to transfer the Shares is limited by, among other things, applicable Canadian securities laws, and that, in particular, as the holder of the Shares, Prevail Partners must not trade such securities before the date which is four months and one day after the date of issuance;

(d)	It understands that the Shares are not, and will not be, registered under applicable securities laws, and the sale of the Shares by the Company does not give rise to any obligation of the Company to prepare and file a prospectus or similar document or to register the Shares for sale under such applicable securities laws;

(e)	It understands that an investment in the Shares is a speculative investment which involves a high degree of risk and the potential loss of its entire investment, and it represents that by reason of its management, business, or financial experience, it has the capacity to protect its own interests in connection with the transactions contemplated in this Agreement;

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(f)	It has had an opportunity to discuss the Company’s business, management, and financial affairs with the Company’s management. It acknowledges that it has received all information it has requested from the Company and it considers necessary or appropriate for deciding whether to acquire the Shares and represents that it has had an opportunity to ask questions and receive answers from the Company regarding the terms and conditions of the offering of the Shares and to obtain any additional information necessary to verify the accuracy of the information given to it and no valid request to the Company by Prevail Partners for information of any kind about the Company or the Shares purchase have been refused or denied by the Company or remains unfulfilled as of the date hereof. and

(g)	This Agreement is duly executed and delivered by Prevail Partners and constitutes a legal, valid, and binding obligation of Prevail Partners, enforceable against Prevail Partners in accordance with its terms.

5. Survival. The representations and warranties set forth in Section 3 and 4 hereof shall survive for two years and one day after the Effective Date.

6. No-Trade Agreement. Prevail Partners hereby agrees not to sell, transfer, make any short sale of, grant any option for the purchase of, or enter into any hedging or similar transaction with the same economic effect as a sale with respect to the Shares or any common stock or other securities of the Company prior to the conclusion of the Clinical Trial and subsequent public release of information by the Company pertaining to the outcome of the Clinical Trial. Without limiting the foregoing, Prevail Partners agrees to abide by the rules of applicable securities regulations with respect to restrictions on trading.

7. Confidentiality. Prevail Partners hereby understands and agrees that any information received by Prevail Partners from the Company is confidential, and Prevail Partners may not share any such information with outside parties. Prevail Partners acknowledges that applicable securities laws restrict (i) the purchase or sale of such securities by any person who has received material non-public or “price sensitive” information from the issuer of such securities, and (ii) the communication of material non-public or “price sensitive” information to any person who could reasonably be expected to purchase or sell such securities in reliance upon such information (commonly referred to as “insider trading” or “insider dealing”). Accordingly, Prevail Partners represents and warrants to, and agrees that all non-public information disseminated to Prevail Partners is subject to this Section 7 of this Agreement, and that Prevail Partners will not use, communicate or disclose such information in violation of applicable laws.

8. Indemnification. The Company on one hand and Prevail Partners on the other hand each indemnify and hold harmless the other and its officers, directors, employees and agents, if any (with respect to each indemnified party, the “Indemnitee(s)”) from and against all costs, losses, liabilities, damages, claims, expenses of any nature (including reasonable attorneys’ fees and disbursements), judgments, fines, settlements, and any other amounts arising from any and all claims, demands, or proceedings incurred or accrued by an Indemnitee as a result of a breach by the indemnifying party of its representations, warranties, or obligations under this Agreement. The indemnification provided by this Section 7 shall be in addition to any other rights to which the Indemnitee(s) may be entitled under any agreement, as a matter of law or equity or otherwise, and shall inure to the benefit of the heirs, successors, assigns and administrators of the Indemnitee(s). Subject to the foregoing sentence, the provisions of this Section 7 are for the benefit of the Indemnitee(s) and shall not be deemed to create any rights for the benefit of any other persons.

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9. General Provisions. This Agreement is intended to set forth the full and complete understanding of the parties with respect to its subject matter, and it fully supersedes and nullifies the Stock Purchase Agreement entered into by the Parties on May 9, 2023. This Agreement shall be governed by and interpreted in accordance with the laws of the State of Delaware.

10. Public Disclosure. Each of the Parties hereby acknowledges that neither Party is permitted to publicly share information concerning the transactions contemplated by this Agreement. Notwithstanding the foregoing, Prevail Partners hereby acknowledges that the Company is permitted to share such information publicly for the purposes of obtaining approvals from the TSX and/or Nasdaq, in which case the Company will provide Prevail Partners with a reasonable opportunity to review and provide comment on such public disclosure.

11. Further Assurances. Each of the Parties shall from time to time execute and deliver such further documents and instruments and do all acts and things as the other Party may reasonably require to effectively carry out or better evidence or perfect the full intent and meaning of this Agreement.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the Effective Date.

PREVAIL PARTNERS, LLC

By:	/s/ Mary Schaheen
Name:	Mary Schaheen
Title:	President

BRIACELL THERAPEUTICS CORP.

By:	/s/ William V. Williams
Name:	William V. Williams
Title:	President and CEO

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